EXHIBIT 3(i)

CERTIFICATE OF AMENDMENT OF

RESTATED ARTICLES OF INCORPORATION OF

STRYKER CORPORATION

_______________________________

1.  The present name of the corporation is Stryker Corporation.  The registered office of the corporation is 2725 Fairfield Road, Kalamazoo, Michigan 49002.

2.  The former name of the corporation was Orthopedic Frame Company.

3.  The date of filing the original Articles of Incorporation was February 20, 1946.

4.  Section A of Article III of the Articles of Incorporation, as amended and restated to date, is hereby amended to increase the authorized Common Stock to 1,000,000,000 shares, and as so amended shall read in its entirety as follows:

A.  The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 1,000,500,000 to be divided into two classes consisting of 500,000 shares of a class designated "Preferred Stock", of the par value of One Dollar ($1) per share, and 1,000,000,000 shares of a class designated "Common Stock", of the par value of Ten Cents ($.10) per share.

5.  This amendment was duly adopted by the shareholders of the corporation on the 20th day of April, 2004 in accordance with the provisions of subsection (3) of Section 611 of the Business Corporation Act of Michigan.

Dated this 4th day of June, 2004.

STRYKER CORPORATION

By        /s/ DEAN H. BERGY

            Dean H. Bergy,

            Vice President,

            Chief Financial Officer and Secretary